Exhibit 10.1

AMENDMENT TO THE

CELCUITY INC. AMENDED AND RESTATED

2017 STOCK INCENTIVE PLAN

May 11, 2023

AMENDMENT:

1. Amendment. Section 4.1 of the Celcuity Inc. Amended and Restated 2017 Stock Incentive Plan is hereby amended in its entirety to read as follows:

“4.1. Plan Reserve. Subject to adjustment as provided in Section 4.4 of the Plan, an aggregate of Three Million Eight Hundred Twenty-One Thousand Four Hundred (3,821,400) Shares are reserved for issuance under the Plan. On January 1 of each year commencing in 2024 and ending on (and including) January 1, 2027, an additional number of Shares shall become available for issuance under the Plan equal to the lesser of: (i) one percent (1%) of the number of Shares issued and outstanding as of the immediately preceding December 31, and (ii) another amount determined by the Board. Notwithstanding the foregoing, the number of Shares available under the Plan to be issued as Incentive Stock Options shall not exceed Three Million Two Hundred Fifty Thousand (3,250,000) Shares, subject to adjustment as provided in the Plan and Section 422 or 424 of the Code or any successor provisions.”

2. Effective Date. The foregoing amendment shall be effective as of May 11, 2023.